 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 6, 2013

Date of Report

September 1, 2013

(Date of earliest event reported)

FRESH MEDICAL LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1922768
(State or other jurisdiction of Incorporation)	(IRS Employer Identification No.)

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

(Address of principal executive offices, including zip code)

(801) 736-0729

 (Registrant’s telephone number, including area code)

N/A

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.01

Changes in Registrant’s Certifying Accountant.

On September 1, 2013, Hansen, Barnett & Maxwell, P.C. (“HBM”) resigned as the independent registered public accounting firm of Fresh Medical Laboratories, Inc. (the “Company”). HBM recently entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of HBM, and certain of the professional staff and partners of HBM joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly. Concurrent with the resignation of HBM, the Company engaged Eide Bailly as its independent registered public accounting firm.

The reports of HBM on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to engaging Eide Bailly, the Company did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Eide Bailly on the Company’s financial statements, and Eide Bailly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

In connection with the audit for the past two fiscal years and through September 1, 2013, there were no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, it not resolved to the satisfaction of HBM, would have caused HBM to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Letter from Hansen, Barnett & Maxwell, P.C. dated September 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2013

Fresh Medical Laboratories, Inc.
By:	/s/ Steven Eror
Name:	Steven Eror
Title:	Chief Executive Officer

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